Exhibit 99.1

Location and date	New York, July 15, 2019

World Gold Council announces planned change to its product suite

The World Gold Council,1 the market development organization for the gold industry, today announced that SPDR® Long Dollar Gold Trust (“Fund”) will be closed and liquidated based on an ongoing review of market needs and client feedback. The Fund’s marketing agent is State Street Global Advisors Funds Distributors, LLC.

The final day for creations and redemptions will be on September 6, 2019. Trading of all shares will be suspended on the NYSE Arca at the open of market on September 10, 2019, and proceeds of the liquidation are scheduled to be sent to shareholders on or about September 16, 2019. For additional information on the liquidation, shareholders of the Fund can visit spdrgoldshares.com.

ENDS

For further information please contact:

Iya Davidson

World Gold Council

T    +1 212 317 3882

E    iya.davidson@gold.org

About World Gold Council

The World Gold Council is the market development organisation for the gold industry. Our purpose is to stimulate and sustain demand for gold, provide industry leadership and be the global authority on the gold market.

We develop gold-backed solutions, services and products, based on authoritative market insight and we work with a range of partners to put our ideas into action. As a result, we create structural shifts in demand for gold across key market sectors. We provide insights into the international gold markets, helping people to understand the wealth preservation qualities of gold and its role in meeting the social and environmental needs of society.

The membership of the World Gold Council includes the world’s leading and most forward-thinking gold mining companies. For more information, visit https://www.gold.org.

[1]	World Gold Council is the ultimate parent of the sponsor of SPDR® Long Dollar Gold Trust, WGC USA Asset Management Company, LLC.